Exhibit (4)(i)

The Guardian Insurance & Annuity Company, Inc.

A Stock Company Incorporated in the State of Delaware

[10 Hudson Yards

New York, NY 10001

1-888-GUARDIAN

guardianlife.com]2

Annuitant	[John Doe][3]

Contract Number	[00000000][4]

Contract Date	[May 01, 2023][5]

This Contract is a legal document. Read all pages carefully. The Guardian Insurance & Annuity Company, Inc. (the Company) agrees to provide benefits to the Owner in accordance with the provisions set forth in this Contract and in consideration of the Application and the Premium we receive.

Annuity payments will begin upon the Annuity Commencement Date. This Contract also provides for payment of a death benefit as described in the Death Benefit Provisions.

This is a single premium deferred individual registered index linked annuity contract. ALL VALUES PROVIDED BY THIS CONTRACT WHICH ARE BASED ON INDEX STRATEGIES UNDER A SEPARATE ACCOUNT ARE VARIABLE, MAY INCREASE OR DECREASE DAILY, AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT. While interest credited to an Index Strategy is based in part upon the change in an external index or indexes, the Contract does not directly participate in any index, stock, bond or other investment.

Free Look Period

You may return this Contract for any reason within [ten (10)]6 days [(thirty (30)]6 days if this Contract is identified as a replacement at the time of the application) of receiving it. This is called the Free Look Period. You may return it to the Company or the agent or agency through whom it was purchased prior to the end of the Free Look Period. If returned, this Contract will be treated as if it had never been issued. The amount refunded will be the greater of the premium paid and the Contract Value.

SINGLE PREMIUM DEFERRED INDIVIDUAL REGISTERED INDEX LINKED ANNUITY CONTRACT

Non-participating. No dividends payable.

23-RILA

Table of Contents

Contract Data Page	Page 3
Definitions	Page 5
Premium	Page 8
Accumulation and Payout	Page 8
Contract Value
Allocation	Page 8
Surrender and Withdrawal	Page 9
Withdrawal
Surrender
Surrender Value
Surrender Charge
Free Withdrawal Amount
Systematic Withdrawal Program
Required Minimum Distributions
Annuity Benefit	Page 11
Annuity Payments
Payee
Amount of Annuity Payments
Annuity Payout Options
Death of Owner on or after the Annuity Commencement Date
Death of Annuitant on or after the Annuity Commencement Date
Death Benefit	Page 13
Beneficiary
Death of an Owner before the Annuity Commencement Date
Distribution of Death Benefit Proceeds
Death of Annuitant before the Annuity Commencement Date
Amount of Death Benefit
Spousal Continuation
General Provisions	Page 16
Entire Contract
Minimum Benefits
Change of Annuitant
Misstatement of Age or Sex (Age only if Annuity Rate Basis is Sex Neutral)
Proof of Age, Sex, or Survival
Deferment of Payments
Changes in Law
Change of Owner
Assignment
Claims of Creditors
Premium Taxes or Other Taxes
Notice in Writing from Us
Contract Termination
Periodic Reports
Incontestability
Tax Information

Any endorsements or additional benefit riders that are attached to the contract follow.

23-RILA	2	[CONTRACT NUMBER][4]

Contract Data Page

	Date of Birth	Age[-Sex][3]

Owner: [John Doe][1]	[March 15, 1971][2]	[50-Male][3]

[Joint Owner: [Jane Doe][4]	[June 10, 1971][2]	[50-Female] 3]

Annuitant(s): [John Doe][5]	[March 15, 1971][2]	[50-Male][3]

Contract Number: [1234567][6]	Contract Date: [May 1, 2023][7]

Contract Name: [Guardian MarketPerform Index-Linked Annuity™]8

Beneficiary: [As designated in accordance with the terms of this Contract]9

Contract Details
Contract Type	[Non-Qualified][10]
Single Premium	[$125,000.00][11]
Annuity Commencement Dates
Annuity Commencement Date:	[May 1, 2071][12]
Earliest Annuity Commencement Date:	[5th Contract Anniversary][13]
Latest Annuity Commencement Date:	[The Contract Anniversary following the Annuitant’s [100th][14] Birthday][14]
Premium Limitations
Minimum Premium Without Our Approval	[$25,000][15]
Maximum Premium Without Our Approval	[$1,000,000][16]
Free Withdrawal Amount Percentage	[10.00%][17]
Free Withdrawal Amount Eligibility Date	[May 1, 2023][18]
Minimum Withdrawal Amount	[$100][19]
Minimum Systematic Withdrawal Amount	[$100][20]
Minimum Contract Value	[$2,000][21]
Minimum Allocation Percentage	[1%][22]
Minimum Monthly Annuity Payment Amount	[$20][23]
Misstatement Interest Rate	[6.00%][24]
Annuity Rate Basis	[Sex Distinct][25]

To obtain information about your contract you may call your agent or contact our Customer Service Office by telephone at [1-888-GUARDIAN]26.

23-RILA DP	3	[CONTRACT NUMBER][6]

Contract Data Page (Continued)

CHARGES AND EXPENSES

Surrender Charge Schedule *
[Contract Year	1	2	3	4	5	6	7+
Surrender Charge Percentage	8%	8%	7%	6%	5%	4%	0	%][27]

*	See Withdrawal Provisions for more information.

[Rider Charges]28

ACTUARIAL BASIS OF COMPUTATION

The actuarial basis for Payment Option annuity rates is the 2012 Individual Annuity Mortality (IAM) Period Table using the Age Nearest Birthday. The applicable annuity rates for income payment options are determined based on a one-year age setback plus an additional year setback for every three (3) full years after 2012, and 0.50%.

RIDERS

[Non-Optional Rider Name(s):

Buffer Protection and Crediting Index Strategy Rider

Fixed Rate Strategy Rider

Return of Premium Death Benefit Rider

Waiver of Surrender Charge Endorsement - Benefit Eligibility Date: [May 1, 2024]

Optional Rider Name(s):]29

23-RILA DP	4	[CONTRACT NUMBER][6]

Contract Data Page (Continued)

Single Premium Allocation at Contract Issue									[30]
Strategy Name	Term	Index Name	Initial Cap Rate		Initial Par Rate		Initial Allocation %	Initial Strategy Value*
Fixed Rate Strategy (FRS)	1 year	N/A	N/A		N/A		10%	$13,500
(Initial Declared Interest Rate X.XX%)
Cap with Par	1 year	S&P 500®	XX	%	XX	%	20%	$22,500
Buffer Protection Strategy (-10%)
Cap with Par	6 year	SG Smart	XX	%	XX	%	50%	$62,500
Buffer Protection Strategy (-10%)		Climate
Cap with Par	6 year	Nasdaq-100®	XX	%	XX	%	20%	$27,500
Buffer Protection Strategy (-30%)

Total							100%	$125,000

*	same as Strategy Value Base

23-RILA DP	4 (cont’d)	[CONTRACT NUMBER][6]

Definitions

Defined in this section are some of the words and phrases used in this Contract.

Age

The Age of a person, unless otherwise defined in an endorsement or rider to this Contract, is the attained age as of a person’s nearest birthday. In the case of Joint Owners/Annuitants, the age of the older person will be used to determine any Annuity Benefit unless otherwise specified in any endorsement or rider attached to the Contract.

Annuitant(s)

The person named on the Contract Data Page or named as the Annuitant in any later change shown in our records, on whose life annuity payments are based.

Annuity Benefit

An Annuity Benefit is a series of periodic annuity payments of predetermined amounts. Such payments are made from the Company’s general account.

Annuity Commencement Date

The date on which annuity payments under this Contract begin. The Annuity Commencement Date, in addition to the Earliest and Latest Annuity Commencement Dates, are shown on the Contract Data Page.

After the Annuity Commencement Date, you may not:

•	make any allocations;

•	take any Withdrawals;

•	set up any Systematic Withdrawal Program;

•	surrender the Contract; or

•	change the Beneficiary if you select an annuity payment option without a Guaranteed Period.

Beneficiary

The person(s) who, by the terms of this Contract is (are) entitled to receive any benefits under this Contract, upon the death of an Owner, or, upon the death of the Annuitant if there is a Non-Natural Owner. Upon such death, a Beneficiary may make elections on how distributions will be made as indicated in the Beneficiary Provision. See Beneficiary Provision for more information.

Business Day

Any day that the New York Stock Exchange (NYSE) is open for business. The Business Day ends when the NYSE closes for the day. If any transaction or event is scheduled to occur on a day that is not a Business Day, or if a transaction request is received after close of business, such transaction or event will be processed on the next following Business Day unless otherwise specified.

Contingent Beneficiary

The person(s) designated to receive any benefits under this Contract upon an Owner’s (or Annuitant’s if Non- Natural Owner) death if there is no surviving Owner or Primary Beneficiary at the time of such death. See Beneficiary Provisions for more information.

Contract

The Contract is this contract including any attached endorsements and riders.

23-RILA	5	[CONTRACT NUMBER][4]

Contract Anniversary

The Contract Anniversary is the date that occurs on the same day and month as the Contract Date for each Contract Year. The first Contract Anniversary is one (1) year after the Contract Date on the same day and month of the following Contract Year.

Contract Date

The Contract Date is the date the Contract is issued, as shown on the Contract Data Page. It is the date from which Contract Years and Contract Anniversaries are measured.

Contract Year

The Contract Year is the one (1) year period starting from the Contract Date in one (1) calendar year and ending on the date preceding the Contract Anniversary in the following calendar year, and every year thereafter.

Customer Service Office

The office that services this Contract. The mailing address of our Customer Service Office is listed on any correspondence you may receive from us. We may designate an alternate address or communication method for our Customer Service Office.

Due Proof of Death

All necessary paperwork including a certified death certificate and such other information that we may require to process the death benefit after we receive settlement instructions in Good Order.

Good Order

Notice from any party authorized to initiate a contract transaction under this Contract received at the Customer Service Office in a format satisfactory to us that includes all information we require to process a requested transaction.

Individual Retirement Annuity

A contract that is issued with an applicable IRA Endorsement rider that receives favorable tax treatment under Section 408 or 408A of the Tax Code.

Internal Revenue Code (“IRC” or “Tax Code”)

The Internal Revenue Code of 1986, as amended, or as it may be further amended or superseded.

Joint Owner

A Joint Owner is any person named as Joint Owner on the Application and shown on the Contract Data Page, unless subsequently changed after the Contract Date. The Joint Owner, if any, possesses an undivided interest in this Contract in conjunction with the Owner. All references within this Contract to Owner will also apply to any Joint Owner.

Latest Annuity Commencement Date

The Latest Annuity Commencement Date is the date upon which annuity payments must begin. If the Contract is owned by Joint Owners, the Latest Annuity Commencement Date is based on the older Owner’s birthday. For a Non-Natural Owner, the Latest Annuity Commencement Date is based on the oldest living Annuitant’s birthday.

Non-Natural Owner

An Owner that is a corporation, trust or other entity that is not a natural person as defined under the Tax Code.

Non–Qualified Contract

A contract other than a Qualified Contract or Individual Retirement Annuity.

23-RILA	6	[CONTRACT NUMBER][4]

Owner

The Owner is the natural person or entity named in the Contract who is entitled to exercise all rights and privileges of ownership under the Contract. Owner means both Joint Owners, if applicable.

Payee

The Payee is the person receiving annuity payments under this Contract.

Primary Beneficiary

The person(s) designated to receive any benefits under this Contract upon an Owner’s (or Annuitant’s if Non- Natural Owner) death should there be no surviving Owner at the time of such death. See Beneficiary Provisions for more information.

Single Premium

The Single Premium is the payment in U.S. currency made by or on behalf of the Owner to the Company to purchase the Contract.

Strategy

This Contract provides for several interest crediting strategies. These Strategies are described below:

Fixed Rate Strategy (Fixed Rate, FRS)

A Fixed Rate Strategy is a type of interest crediting Strategy. Information about any Fixed Rate Strategy available under this Contract can be found in the rider(s) that may be attached to the Contract.

Index Protection and Crediting Strategies (IPCS, Index Strategy)

An Index Protection and Crediting Strategy is a type of interest crediting Strategy that uses, in part, returns of an index to establish the percentage of interest that will be credited to your Contract. Allocation to an Index Strategy may result in a loss of principal. Information about any Index Protection and Crediting Strategies available under this Contract can be found in the rider(s) that may be attached to the Contract.

We, Our, Us, The Company

We, our, us, and the Company refer to The Guardian Insurance & Annuity Company, Inc. (GIAC).

Withdrawals

A Withdrawal is any amount(s) deducted from the Contract Value in response to an Owner’s request that is received by us in Good Order. If a Surrender Charge is applicable to such request, the amount you receive will be less than the amount of the Withdrawal.

You, Your

You and your refer to the Owner.

23-RILA	7	[CONTRACT NUMBER][4]

Premium Provisions

The Single Premium is subject to the Minimum Premium and Maximum Premium Without Our Approval limitations shown on the Contract Data Page. The premium payment we receive may be less than the minimum or exceed the maximum only with our approval. The Single Premium is shown on the Contract Data Page. The Single Premium is the amount we have received at our Customer Service Office as of the Contract Date. The premium payment may consist of a monetary payment or transferred assets as a result of an exchange.

Accumulation and Payout Provisions

This Contract provides for an accumulation phase and a payout phase. During the accumulation phase, your Single Premium is allocated among the available Fixed Rate and Index Strategies provided in riders that are attached to this Contract. During the payout phase, annuity payments are paid in accordance with Annuity Benefit provisions. The Fixed Rate and Index Strategy(ies) will be decreased by any Withdrawals as described in the Surrender and Withdrawal provision and by applicable charges for any elected features as set forth in Endorsements and/or Riders attached to this Contract.

Contract Value

The Contract Value on any given day is equal to the sum of:

•	the Total Index Strategy Value; and

•	the Fixed Rate Strategy Value.

The Strategy Values for the Fixed Rate and Index Strategies are described in the applicable riders attached to the Contract. If the Contract Value falls below the Minimum Contract Value as shown on the Contract Data Page, we may terminate the Contract and send you any remaining Contract Value as of the date of termination.

Allocation Provisions

Subject to applicable restrictions as shown on the Contract Data Page and described below, you may allocate all or part of the Contract Value among the available Fixed Rate and Index Strategies. The minimum amount that can be allocated to a Strategy is subject to the Minimum Allocation Percentage as shown on the Contract Data Page.

Re-allocations among the available Strategies will be effective on the Contract Anniversary that is also a Term End Date provided the allocation instructions are received by us in Good Order. If we do not receive allocation instructions in Good Order, amounts will be reallocated to the same Strategy, if available. See attached Index Strategies and Fixed Rate Strategy riders for more information.

Any re-allocation will be made only after all transactions are processed on the Contract Anniversary.

Allocations to Index Strategies where the Term End Date is after the Latest Annuity Commencement Date will not be permitted.

23-RILA	8	[CONTRACT NUMBER][4]

Surrender and Withdrawal Provisions

On or before the Annuity Commencement Date and while you are living, you may withdraw all or part of the Contract Value, pursuant to the terms of this Contract and as described below. Withdrawals, as described below, will be deducted in the following order until the requested Withdrawal amount has been satisfied:

1.	Fixed Rate Strategy Value dollar for dollar up to the Fixed Rate Strategy Value;

2.	The FRS Guaranteed Surrender Value dollar for dollar if it is still positive after the Withdrawal from the Fixed Rate Strategy Value;

3.

Strategy Values for any Index Strategies, where a Performance Lock (see rider(s) attached to this Contract that use Index Strategies) has been exercised, in the same proportion to the amounts allocated among these Index Strategies;

4.	Strategy Values for any Index Strategies that are at the Term End Date in the same proportion to the amounts allocated among these Index Strategies; and

5.	All other Strategy Values for any remaining Index Strategies in the same proportion to the amounts allocated among those Index Strategies.

Withdrawal

Subject to applicable restrictions as shown on the Contract Data Page, you may take Withdrawals of a portion of the Contract Value by providing us with a Withdrawal request that is received by us in Good Order. Withdrawals are not considered a Surrender. However, Withdrawals may be subject to a Surrender Charge as described under the Surrender Charge provision.

Surrender

Subject to applicable restrictions as shown on the Contract Data Page, you may Surrender this Contract for its full Surrender Value by providing a surrender request that is received by us in Good Order. Upon Surrender, we will pay you the Surrender Value and this Contract will terminate.

Surrender Value

This Contract provides a Surrender Value. The Surrender Value is equal to the sum of:

•	the total of all Index Strategy Surrender Values; and

•	the FRS Surrender Value.

The Surrender Values for the Fixed Rate and Index Strategies are described in the applicable riders attached to the Contract.

Surrender Charge

Withdrawals or Surrenders may be subject to a Surrender Charge. No Surrender Charge is deducted on amounts which are considered a Free Withdrawal Amount or if the Surrender Charge period has ended. Surrender Charges are applied to amounts withdrawn from the Contract Value that exceed the permitted Free Withdrawal Amount. The Surrender Charge will be determined by multiplying the amount withdrawn in excess of the Free Withdrawal Amount by the appropriate Surrender Charge Percentage shown in the Surrender Charge Schedule on the Contract Data Page. You may request to receive either (1) a net amount after any charges (including Surrender Charges) are applied or (2) a specific gross amount to be withdrawn from the Contract Value (the net amount you will receive may be lower than this amount due to any applicable surrender charges and/or charges for any elected features) being deducted. When choosing option (1) above, we will determine the gross amount to be withdrawn from the Contract Value and any applicable Surrender Charges will be applied to this amount.

23-RILA	9	[CONTRACT NUMBER][4]

Examples – Surrender Charge

The table below shows examples of both approaches with $75,000 as the amount selected:

	Option 1		Option 2
Contract Value	$100,000		$100,000
Gross Amount Withdrawn from the Contract Value	$78,947.37		$75,000	[1]
Free Withdrawal Amount	$0		$0
Surrender charge percentage applicable to the Withdrawal	5%		5%
Surrender Charge in Dollars	$3,947.37		$3,750
Net Withdrawal Amount received after charges are applied	$75,000	[1]	$71,250

[1]	Amount requested by the Owner. In option (1) this is the net amount you request to receive. In option (2), this is the gross amount you request to be withdrawn from the Contract Value.

In both examples:

•	The amount withdrawn subject to a Surrender Charge is the gross amount withdrawn from the Contract Value in excess of any remaining Free Withdrawal Amount.

•	That amount is then multiplied by the Surrender Charge Percentage (to determine the Surrender Charge in dollars).

•	The final Withdrawal amount received is then equal to the gross amount withdrawn from the Contract Value minus the Surrender Charge.

Free Withdrawal Amount

Beginning on the Free Withdrawal Amount Eligibility Date and subject to the restrictions shown on the Contract Data Page, you may take a Withdrawal of an amount up to the remaining Free Withdrawal Amount without incurring a Surrender Charge.

The Free Withdrawal Amount in a given Contract Year is calculated as the greater of:

•	the Free Withdrawal Amount Percentage, as shown on the Contract Data Page, multiplied by the Contract Value on the Contract Anniversary prior to the Withdrawal; and

•	the Required Minimum Distribution.

In the first Contract Year, the Contract Anniversary is the Contract Date, and the Contract Value is equal to the Single Premium paid under this Contract.

Any amount withdrawn (including a Surrender) during a Contract Year that exceeds the Free Withdrawal Amount will be subject to a Surrender Charge if the Withdrawal or Surrender is taken within the Surrender Charge period. The Free Withdrawal Amount is reduced by any Withdrawals since the prior Contract Anniversary.

The amount available for the Free Withdrawal Amount is not cumulative. Any amount eligible for Free Withdrawal Amount in a Contract Year that is not taken may not be carried over to the next Contract Year nor will it be available to be taken free of the Surrender Charge in a later Contract Year.

Systematic Withdrawal Program

Subject to applicable restrictions as shown on the Contract Data Page, you may elect to participate in a Systematic Withdrawal Program by providing a request that is received by us in Good Order. The Systematic Withdrawal Program allows you to make automatic Withdrawals. Any amount withdrawn through the Systematic Withdrawal Program may be subject to a Surrender Charge as discussed in the Surrender Charge and Free Withdrawal Amount provisions. You may terminate your participation in the Systematic Withdrawal Program at any time by providing a request that is received by us in Good Order. We will provide notice to you if we modify or terminate the Systematic Withdrawal Program.

23-RILA	10	[CONTRACT NUMBER][4]

Required Minimum Distributions

A Surrender Charge may not be assessed on a Withdrawal that was made as a distribution intended to satisfy the required minimum distribution rules under Internal Revenue Code (“IRC”) section 401(a)(9) and the Treasury Regulations promulgated thereunder, as applicable, to an Individual Retirement Account (IRC section 408(a)), an Individual Retirement Annuity (IRC section 408(b)), or a Roth IRA (IRC section 408A).

For any Required Minimum Distributions to be considered as a Required Minimum Distribution for purposes of the Free Withdrawal Amount, all of the following requirements must be met:

•	the Owner must choose a Systematic Withdrawal Program authorizing the Company to calculate and pay the Required Minimum Distribution for the calendar year;

•

each Required Minimum Distribution is based solely on this Contract and is calculated based on information that the Owner provides to us and our understanding of the Tax Code and Treasury Regulations. We reserve the right to make changes in such calculations as we determine to be appropriate to comply with federal tax law; and

•	no Withdrawals (other than Required Minimum Distributions) in excess of the Free Withdrawal Amount are taken from the Contract during the Contract Year.

Annuity Benefit Provisions

Annuity Payments

If the Annuitant is living and this Contract is in force on the Annuity Commencement Date, based on the election we have on record, we will begin to make annuity payments under one of the payout options below or any other payout option we make available. Certain options may not be available if it would cause the Contract to not comply with applicable sections of the Tax Code. You may elect payments to be made monthly or in any other frequency that we make available. If no election is made as of the Annuity Commencement Date, payments will be made monthly under the Life with Guaranteed Period with a 10-year Guaranteed Period. However, the Period Certain cannot exceed the Annuitant’s 100th birthday. Payment of any Annuity Benefit or death benefit may be made under an annuity payout option we make available under this Contract. If the Joint Life Annuity with Survivor Annuity option is chosen, you must select a joint Annuitant prior to the Annuity Commencement Date.

All annuity payments are based on:

•	the Age and, if permitted by applicable law, sex of the Annuitant(s) on the Annuity Commencement Date;

•

the Contract Value on the Annuity Commencement Date plus, if applicable, the amount that any FRS Guaranteed Surrender Value exceeds the Fixed Rate Strategy Value on that date (see any Fixed Rate Strategy rider attached to this Contract or less any applicable pro-rata rider fees;

•	the annuity payout option elected; and

•	the frequency in which you elect to receive payments.

Payee

Unless you request otherwise, the Payee of any annuity payments will be the first among the following who is living at the time the payment is to be made:

•	any surviving Owner; if none then

•	any surviving Primary Beneficiary; if none then

•	any surviving Contingent Beneficiary.

If no Payees are living and a guaranteed payment period has not ended, the present value of any remaining payments will be paid to the estate of the last Payee who was living.

23-RILA	11	[CONTRACT NUMBER][4]

Amount of Annuity Payments

The amount of each annuity payment will be no less than the greater of:

•

the annuity rate that applies to the annuity payment option using the Actuarial Basis of Computation shown on the Contract Data Page multiplied by the Contract Value plus, if applicable, the amount that FRS Guaranteed Surrender Value exceeds the Fixed Rate Strategy Value on that date (see any Fixed Rate Strategy rider attached to this Contract); and

•

the Surrender Value multiplied by the annuity rate applicable to the same payout option available on a single premium immediate annuity contract offered by us at the time to the same class of annuitants.

In no event can the annuity option under the Annuity Benefit be changed once annuity payments begin. See Annuity Payment Options below.

We may terminate the Contract if the annuity payments would be less than the Minimum Monthly Annuity Payment Amount shown on the Contract Data Page.

Annuity Payout Options

You may elect to receive annuity payments from one of the following options or any other option we make available. Unless stated otherwise, once annuity payments begin you may not change the Annuitant, payout option, guaranteed period or, in the case of annuity payout Option 3, the joint and survivor percentage.

Option 1: Life Annuity without Guaranteed Period

We will make annuity payments during the lifetime of the Annuitant. We do not guarantee a minimum number of annuity payments under this option. Payments stop once the Annuitant dies.

Option 2: Life Annuity with Guaranteed Period

We will make annuity payments during the lifetime of the Annuitant. Payments are guaranteed for any number of full years between 5 and 30. The length of the guaranteed period must be elected prior to receiving any annuity payments and cannot exceed the Annuitant’s 100th birthday. If the Annuitant dies before the end of the guaranteed period, we will pay the balance of the payments for the remainder of that period to a Beneficiary, unless the Beneficiary elects to receive the present value of the current dollar amount of the then remaining annuity payments in a lump sum.

Option 3: Joint Life Annuity with Survivor Annuity

We will make annuity payments while at least one of the Annuitants is living. Based on your selection, payments may have no guaranteed period or may have a guaranteed period for any number of full years between 5 and 30. If you select a guaranteed period, the length of the guaranteed period must be elected prior to receiving any annuity payments and cannot exceed the younger Annuitant’s 100th birthday. When the first of the Annuitants dies, payments based on a percentage of the annuity payment in effect while both were living will continue for the lifetime of the survivor. If there is a guaranteed period and the first of the Annuitants dies prior to the end of the guaranteed period, payments will continue until the end of any guaranteed period. Thereafter, annuity payments will be based on a percentage of the annuity payment in effect while both were living will continue for the lifetime of the surviving Annuitant. The joint and survivor percentage may be any percentage between 5% and 100% (must be a whole number percentage except for two-thirds (66.67%). The joint and survivor percentage must be elected prior to receiving the first annuity payment and cannot be changed once Annuity Payments begin. If both Annuitants die before the end of any guaranteed period, we will pay the balance of the payments to a Beneficiary for the remainder of that period, unless the Beneficiary elects to receive the present value of the current dollar amount of the then remaining annuity payments in a lump sum.

Option 4: Period Certain Annuity

We will make Annuity Payments for a fixed period of time (Period Certain). The Period Certain must be a whole number of years between 10 and 30 years. However, the Period Certain cannot exceed the Annuitant’s 100th birthday. If the Annuitant dies before the end of the Period Certain, we will pay the balance of the payments for the remainder of that period, unless the Owner elects to be paid the present value of the current dollar amount of the then remaining guaranteed annuity payments for that period in a lump sum.

In determining the present value mentioned above, the interest rate used to compute the present value of any remaining unpaid payments will be the same interest rate used when first determining the annuity payments.

23-RILA	12	[CONTRACT NUMBER][4]

Death of Owner on or after the Annuity Commencement Date

If any Owner dies on or after the Annuity Commencement Date, and before the entire interest in the Contract has been distributed, any remaining portion of such interest will be distributed at least as rapidly as under the method of distribution being used as of the date of death. If you are a natural person and not the Annuitant, upon your death on or after the Annuity Commencement Date, we will continue to make payments of any remaining portion of the annuity payment(s) under the existing Annuity Payment Option to the Payee. If you are also the Payee, your Beneficiary will become the new Payee. If you are also the Annuitant, see Death of Annuitant on or after the Annuity Commencement Date below.

Death of Annuitant on or after the Annuity Commencement Date

If the last surviving Annuitant dies on or after the date annuity payments begin and before the end of the guaranteed period, if one was elected, we will continue to make payments of any remaining portion of the annuity payment(s) under the existing annuity payment option to the Beneficiary (upon our receipt of all applicable documentation in Good Order), unless the Beneficiary elects to receive the present value of remaining payments in a lump sum. For more information pertaining to death of the Annuitant on or after annuity payments begin, see Annuity Payment Options above.

Death Benefit Provisions

Notwithstanding any provision of this Contract to the contrary, all death benefit payments under this Contract will be made in a manner that satisfies the requirements of IRC section 72(s), as amended from time to time for Non- Qualified Contracts and IRC section 401(a)(9), as amended from time to time along with any accompanying Treasury Regulations for Individual Retirement Annuities. In the case of a Non-Natural Owner, we will treat the death of any Annuitant as the death of the “Primary Annuitant” as defined in the Tax Code and as the death of any Owner for purposes of a death benefit payable under this Contract.

Beneficiary

The Owner may designate a Beneficiary on the application or in a signed written notice received by us in Good Order (See Primary Beneficiary and Contingent Beneficiary definitions). Prior to the Annuity Commencement Date, the Beneficiary will be the person or entity to which any benefits under this Contract are payable upon the death of any Owner or, in the event of a Non-Natural Owner, upon the death of the Annuitant. If benefits are payable under this Contract and there is a surviving Owner, that surviving Owner will be designated the sole Primary Beneficiary regardless of any Beneficiary designation shown in our records to the contrary. If the Annuitant dies on or after the Annuity Commencement Date and there are no surviving Owners, any remaining benefit payable after an Annuitant’s death may also be paid to the Beneficiary. See the Payment of Contract Proceeds section for more information.

If all Primary Beneficiaries predecease you, we will pay the death benefit proceeds to the surviving Contingent Beneficiaries. If a Contingent Beneficiary predeceases you, unless otherwise elected by you in a written notice received in Good Order, any benefits due to deceased Contingent Beneficiaries will be distributed pro rata among any surviving Contingent Beneficiaries. You may instead elect to name Contingent Beneficiaries in a numbered sequence. If so, all benefits are paid to the surviving Contingent Beneficiaries in the lowest numbered class.

For example, if you name a first Contingent Beneficiary, a second Contingent Beneficiary and a third Contingent Beneficiary, we will pay the benefits to the first Contingent Beneficiary if he or she has not predeceased the Owner. If the first Contingent Beneficiary has been determined to have predeceased the Owner, we will pay the benefits to the second Contingent Beneficiary, if he or she has not predeceased the Owner, and to the third Contingent Beneficiary only if both the first and second Contingent Beneficiaries have been determined to have predeceased the Owner. If there are no surviving Contingent Beneficiaries, we will pay the benefits to the last surviving Owner’s estate.

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Unless otherwise provided, in order for a Beneficiary to be deemed not to have predeceased an Owner or other Beneficiary, that Beneficiary must be living on the earlier of:

•	the date we receive Due Proof of Death of an Owner or, in the case of a Non-Natural Owner, the Annuitant; or

•	the 15th day after the date of death of an Owner or, in the case of a Non-Natural Owner, the Annuitant.

Subject to any existing assignment, the Owner may change the Beneficiary at any time. In the case of a Non-Natural Owner, we may require that the Non-Natural Owner be named the Primary Beneficiary. Unless otherwise specified by the Owner, the change in Owner or Beneficiary will take effect as of the date the request is signed, whether or not the Owner or Annuitant is living when we receive the request in Good Order. However, the change will not apply to any payments made or actions taken by us before the request is received by us in Good Order.

Death of an Owner before the Annuity Commencement Date

A death benefit is payable under the terms of this Contract upon:

•	receipt at our Customer Service Office of Due Proof of Death that any Owner died prior to the Annuity Commencement Date; and

•	receipt of settlement instructions in Good Order from at least one Beneficiary.

The death benefit will be distributed in accordance with the Distribution of Death Benefit Proceeds provision. If the Owner is a Non-Natural Owner, the death of the Annuitant will be treated as the death of an Owner for purposes of determining whether a death benefit is payable.

We will pay each Beneficiary (or surviving Joint Owner(s) if applicable) their portion of the death proceeds once we receive their settlement instructions. As a result, each Beneficiary may receive a different death benefit amount even when all Beneficiaries have been designated to share the proceeds equally. If we have not received settlement instructions in Good Order for all Beneficiaries at that time the death benefit is payable or one or more Beneficiaries elect to defer the payment of the death benefit, each Beneficiary’s portion of the death benefit will be distributed as described in the Distribution of Death Benefit Proceeds provision.

We will have no further obligations under the contract once death proceeds are paid to all applicable Payees.

Distribution of Death Benefit Proceeds

In general, the death benefit is paid in a lump sum. A Beneficiary or surviving Owner that is entitled to a death benefit may defer payment of this sum for up to five years from the date of death.

In addition, a Beneficiary or a surviving Owner who is a natural person may elect to have the death benefit distributed over his or her life, or in accordance with one of the annuity payout options described in this Contract and if applicable, a guaranteed period that does not extend beyond their life expectancy. However, this election must be made and distributions must commence within one year of the date of death. If this election is not made within the one-year period, the lump sum option will be deemed elected and the death benefit will be fully distributed within five years of the date of death. We will consider that deemed election as our receipt of settlement instructions regarding payment of the death benefit proceeds. If a Beneficiary has not requested receipt of their portion of the death benefit within the five-year period, we will pay the remaining proceeds to that Beneficiary at the end of that five-year period.

In addition, if the surviving spouse of a deceased Owner is the sole Primary Beneficiary, they may be able to elect to continue the Contract. See the Spousal Continuation Provision for more information.

If a Beneficiary that is entitled to a death benefit is not a natural person, the Beneficiary must elect that the entire death benefit be distributed within five years of the date of the Owner’s death.

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If the Contract death benefit is not paid in a lump sum for any reason, except for Spousal Continuation, the amount that any Contract death benefit exceeds the Fixed Rate Strategy Value will be allocated to the Fixed Rate Strategy. Reallocation to an Index Strategy will not be permitted.

A Beneficiary (or surviving Joint Owner, if applicable) that is entitled to a death benefit has the right to elect another Beneficiary to receive the death benefit proceeds in the event of their death prior to the full distribution of the proceeds.

Death of Annuitant before the Annuity Commencement Date

If the Owner is a natural person and the Owner and Annuitant are different persons and the Annuitant dies before the date Annuity Payments begin, the oldest Owner becomes the Annuitant. If the Owner is not a natural person, we will treat the death of any Annuitant as the death of the “Primary Annuitant” as defined in the Tax Code, and as the death of the Owner.

Amount of Death Benefit

When we receive Due Proof of Death and we have received settlement instructions from at least one Beneficiary, we will determine the death benefit payable. That death benefit equals the Contract Value on that Business Day plus, if applicable, the amount that any FRS Guaranteed Surrender Value exceeds the Fixed Rate Strategy Value on that date (see any Fixed Rate Strategy rider attached to this Contract).

Instead of the death benefit payable under the Contract, the Owner may be eligible for an enhanced death benefit under a death benefit rider that may be attached to the Contract (for example a rider that provides a return of premium type death benefit).

Spousal Continuation

In certain circumstances, the surviving spouse of a deceased Owner may elect to continue this Contract and to become the Owner.

We must receive notice of the election of spousal continuation as part of the Due Proof of Death.

For federal tax purposes, a surviving spouse eligible for spousal continuation includes a same sex individual who is lawfully married under state law or another jurisdiction having the authority to sanction marriage. Individuals who have entered into a registered domestic partnership, civil union or other similar formal relationship that is not denominated as “marriage” under the laws of that state are not considered married for federal tax purposes and therefore, do not receive the same favorable tax treatment as a surviving spouse. Please consult with a tax advisor for more information.

This contract may be continued under spousal continuation only if an Owner dies before the Annuity Commencement Date, the deceased Owner’s spouse is the sole Joint Owner or is the sole surviving Primary Beneficiary on the date of such Owner’s death and the surviving spouse meets our issue requirements in effect on the Business Day we receive the spouse’s written request for spousal continuation in Good Order.

The surviving spouse will become the new Owner. Also, if the deceased Owner had been the Annuitant, the surviving spouse also will become the Annuitant. Upon the exercise of the Spousal Continuation provision, this option ends and cannot be exercised again. Surrender Charges that may not have applied to the death benefit that would have been paid had the Spousal Continuation not been elected may apply to Withdrawals or Surrenders that occur after the exercise of this provision.

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General Provisions

Entire Contract

The Entire Contract between you and us consists of this Contract, any attached Endorsement(s) or Rider(s) and any application(s) that may be attached to this Contract. An agent cannot change the terms or conditions of this Contract. Any change must be in writing and approved by us. Only our President, Secretary, or one of our Vice Presidents can give our approval. All statements made by the applicant for the issuance of the Contract shall, in the absence of fraud, be deemed representations and not warranties.

On the Contract Date, this Contract is intended to qualify as an “annuity contract” for federal income tax purposes, and the provisions herein shall be interpreted and administered in accordance with applicable IRC sections.

We may at any time make any change in this contract to the extent that such change is required in order to make this contract conform with any law or any regulation issued by any governmental authority to which it is subject.

Minimum Benefits

The death benefit, Surrender Value, and the amount applied to determine annuity payments under an Annuity Benefit will not be less than the minimum benefits required by any state statute. Such benefits may be altered by additional amounts credited, or Withdrawals or Surrender as described in the applicable sections of this Contract.

Change of Annuitant

The Annuitant may not be changed prior to the Annuity Commencement Date unless a new Owner is added or there is a change in an Owner and the oldest Owner and Annuitant are no longer the same person. In that instance, the oldest Owner will then become the Annuitant. On the Annuity Commencement Date, where allowed by law, the Owner can change the Annuitant at that time. The new Annuitant must meet our issue requirements in effect on the Business Day we receive your request to change the Annuitant in Good Order.

Misstatement of Age or Sex (Age only if Annuity Rate Basis is Sex Neutral)

If the Age or sex (Age only if the Annuity Rate Basis shown in the Contract Data Page is sex neutral) of any Annuitant has been misstated, future annuity payments will be adjusted using the correct Age and sex (Age only if the Annuity Rate Basis shown in the Contract Data Page is sex neutral), according to our rates in effect on the date that annuity payments were determined. We will credit or charge the amount of any underpayment or overpayment with interest at the rate shown on the Contract Data Page against the next succeeding annuity payment(s), if any remain.

Proof of Age, Sex, or Survival

We may require satisfactory proof of correct Age, sex (if the Annuity Rate Basis shown in the Contract Date Page is sex distinct), or survival at any time. If any payment under this Contract requires the Annuitant to be alive at the time of payment, we may require satisfactory proof of survival.

Deferment of Payments

We will ordinarily pay any death benefit, annuity payment, Withdrawal or Surrender proceeds within seven days after the date we receive your request in Good Order, or Due Proof of Death and settlement instructions in Good Order, at our Customer Service Office. However, when permitted by law, we may defer making payments, excluding death benefit payments, for up to six (6) months after receiving a request for such payment.

Changes in Law

If the laws governing this Contract or the taxation of benefits under this Contract change, we reserve the right to amend this Contract to comply with these changes.

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Change of Owner

Unless restricted by federal tax law or except in situations where restrictions are required for purposes of satisfying applicable laws or regulations, the Owner may change the ownership of this Contract by sending us a written request in Good Order. Such change may be subject to state and federal gift taxes, federal income taxes and penalty taxes. If there are Joint Owners, both Owners must agree in writing to any change of ownership. Any new Owner must meet our issue requirements in effect on the Business Day we receive your written request in Good Order. After a change in an Owner who is a natural person, if the Owner and Annuitant are no longer the same person, the oldest Owner then becomes the Annuitant.

Assignment

We will not be bound by an assignment unless it is received by us in Good Order and we agree to such assignment. An assignment must be signed and dated by both the assignor and the assignee and, as applicable, by the Beneficiary. An assignment is effective on the date the notice of assignment is signed, unless otherwise specified by the Owner. The rights of any Owner or Beneficiary and the entire contract, as defined in the Entire Contract provision, will be subject to the assignment. We will rely solely on the assignee’s statement as to the amount of the assignee’s interest. We will not be responsible for any tax consequences arising from the validity of any assignment, or for any actions taken in reliance on the validity of the assignment.

Unless otherwise provided, the assignee may exercise all rights granted by this contract except:

•	the right to change the Owner or Beneficiary; and

•	the right to elect an annuity payout option.

Assignments are subject to all payments made or actions taken by us on or before the Business Day we received the assignment at our Customer Service Office.

Claims of Creditors

To the extent permitted by law, no right or proceeds payable under this Contract will be subject to claims of creditors or legal process.

Premium Taxes or Other Taxes

We may deduct from the Contract Value any premium tax or other taxes payable to a state or other government entity, if applicable. Should we advance any amount so due, we are not waiving any right to collect such amount at a later date. We will deduct any withholding taxes required by applicable law.

In jurisdictions in which a premium tax is payable when a premium is received, we will deduct the amount of tax payable due to the premium payment from: (a) the Contract Value when it is applied under a payout option; (b) the Surrender Value upon Surrender; (c) the amount withdrawn upon a Withdrawal; or (d) any death benefit payable upon death.

Notice in Writing from Us

Any notice in writing we send to you will be sent to your most current address, as reflected in our records, or provided to you electronically if you have opted in and authorized electronic delivery of notices and/or other documents.

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Contract Termination

This contract will terminate upon the earliest of any of the following events:

•	the date the Free Look provision is exercised and a full refund has been made;

•	the date we pay any Surrender Value to the Owner;

•	the date the last of the death benefit proceeds are distributed to all of the Beneficiaries who are entitled to receive a death benefit;

•	the date of the last annuity payment.

Periodic Reports

At least once during each Contract Year, we will send you a statement of the activity of the Contract. The statement shall contain:

•	the beginning and the end date of the report;

•	the Contract Value and Interim Value at the beginning and end of the period;

•	a reconciliation of all transactions that occurred during the statement period;

•	the Surrender Value at the end of the report period;

•	the amount of the death benefit at the end of the report period; and

•	any other information state and federal law require.

Incontestability

This Contract will be incontestable after it has been in force for a period of two (2) years from the Contract Date during the lifetime of each Owner who is required to provide us with information concerning such Owner’s identity. Accurate statements as to any Owner’s identity are required as a condition of issuing this Contract.

Tax Information

Any tax information contained in this Contract is intended to be general and such information is not intended to offer legal or tax advice. The Owner should consult with their professional tax advisor concerning their individual circumstances.

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SINGLE PREMIUM DEFERRED INDIVIDUAL REGISTERED INDEX LINKED ANNUITY CONTRACT

Non-participating. No dividends payable.

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